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                                                                      EXHIBIT 99

CONTACTS:        Liz O'Sullivan                       Rob Shapiro
                 Director of Marketing                Senior Vice President
                 Electronics Boutique Holdings Corp.  MS&L
                 (610) 430-8100                       (212) 213-7115


U.S.-BASED ELECTRONICS BOUTIQUE ACQUIRES 10 NEW STORES IN ITALY

      WEST CHESTER, PA -- AUGUST 6, 2001 -- Electronics Boutique Holdings Corp. (Nasdaq: ELBO) today announced it has acquired a 70% interest in the Italian specialty video game and PC entertainment chain, K.EB Italy S.r.l. EB Italy owns ten specialty video game and PC retail stores operating under the name "Software Universe" and a related distribution business. Leases for seven of the retail stores were transferred to EB Italy closing. The transfer of leases for the remaining three stores is expected to occur by August 31, 2001. In addition, the Company acquired an option to purchase the remaining 30% interest in EB
Italy. The Company believes that this acquisition will not have a material impact on its financial results for this year.

      "We're excited about entering into this new partnership in Italy," said Jeff Griffiths, President and CEO of Electronics Boutique. "We look forward to working together with our Italian partners in this venture to serve our customers in a fast-growing market."

      Electronics Boutique is among the world's largest specialty retailers of electronic games through its 790 stores, primarily under the names Electronics Boutique and EB GameWorld, in the United States, Canada, Australia, New Zealand, Denmark, South Korea and Norway. The company sells video game hardware and software, PC entertainment software and related accessories and products. The company operates a commercial website at WWW.EBGAMES.COM Additional company information is available at WWW.EBHOLDINGS.COM.